Exhibit 99.1

eR

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 IR@conagra.com
FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS SECOND QUARTER RESULTS

Increases organic net sales guidance; Reaffirms adjusted EPS guidance

CHICAGO, January 6, 2022— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the second quarter of fiscal year 2022, which ended on November 28, 2021. All comparisons are against the prior-year fiscal period, unless otherwise noted.  Certain terms used in this release, including “Organic net sales,” “EBITDA,” “Two-year compounded annualized,” and certain “adjusted” results, are defined under the section entitled “Definitions.”  See page 5 for more information.

Highlights

•

Second quarter net sales increased 2.1%; organic net sales increased 2.6%. On a two-year compounded annualized basis, fiscal 2022 second quarter net sales increased 4.1% and organic net sales increased 5.3%.

•	Operating margin decreased 435 basis points to 13.4%; adjusted operating margin decreased 500 basis points to 14.6%.
•

Diluted earnings per share (EPS) for the second quarter decreased 26.0% to $0.57, and adjusted EPS decreased 21.0% to $0.64. On a two-year compounded annualized basis, second quarter EPS increased 3.7% and adjusted EPS increased 0.8%.

•

The Company is reiterating its adjusted EPS guidance for fiscal 2022 and updating its organic net sales and adjusted operating margin guidance to reflect continued top line strength, higher inflation expectations, and the timing of additional pricing actions. The Company's updated fiscal 2022 guidance is as follows:

o	Organic net sales growth is expected to be approximately +3% versus prior guidance of approximately +1%
o	Gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) is expected to be approximately 14% versus prior guidance of approximately 11%
o	Adjusted operating margin is expected to be approximately 15.5% versus prior guidance of approximately 16%
o	Adjusted EPS is expected to be approximately $2.50, representing no change to prior guidance

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Our business delivered another quarter of strong net sales growth as we continued to experience elevated levels of demand across our portfolio. I am proud of our team for continuing to demonstrate great agility in navigating the dynamic external landscape with a refuse to lose attitude and dedication to executing our Conagra Way playbook every day. Our focus on strategic innovation and our intentional approach to investment helped us maintain brand momentum in the second quarter and continue capturing share across each of our domains – frozen, snacks, and staples.”

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He continued, “Looking ahead, we expect to continue experiencing cost pressures above original expectations in the second half of fiscal 2022. However, we believe the sustained elevated consumer demand coupled with the mitigating actions we have successfully executed, and will continue executing, put us on track to overcome these near-term challenges, improve margins in the back half of the fiscal year, and deliver on our profit plan.”

Total Company Second Quarter Results

In the quarter, net sales increased 2.1% to $3.1 billion.  The increase in net sales primarily reflects:

•	a 0.7% net decrease from the divestitures of the H.K. Anderson business, the Peter Pan peanut butter business, and the Egg Beaters business (collectively, the Sold Businesses);
•	a 0.2% increase from the favorable impact of foreign exchange; and
•	a 2.6% increase in organic net sales.

The 2.6% increase in organic net sales was driven by a 6.8% improvement in price/mix, which was partially offset by a 4.2% decrease in volume. Price/mix was driven by favorable brand mix and net pricing as the company’s inflation-driven pricing actions were reflected in the marketplace throughout the quarter. The volume decrease was primarily a result of lapping the prior year’s surge in at-home food demand due to the COVID-19 pandemic. The year-over-year comparison negatively impacted fiscal 2022 second quarter volume growth rates in the company’s retail reporting segments.

Gross profit decreased 15.1% to $755 million in the quarter, and adjusted gross profit decreased 14.4% to $767 million.  Second quarter gross profit benefited from higher organic net sales, supply chain realized productivity, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition. These benefits, however, were not enough to offset the impacts of cost of goods sold inflation of 16.4% and the lost profit from the Sold Businesses. Gross margin decreased 500 basis points to 24.7% in the quarter, and adjusted gross margin decreased 483 basis points to 25.1%. Adjusted gross margin declined more than originally expected as the company experienced higher-than-expected cost of goods sold inflation, made additional investments to prioritize servicing orders to maximize food supply for consumers, and experienced additional transitory supply chain costs.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), decreased 3.5% to $345 million in the quarter.  Adjusted SG&A, which excludes A&P, was relatively flat compared to the prior-year period, increasing 1.7% to $248 million.

A&P for the quarter increased 12.5% to $71 million, driven primarily by higher eCommerce investments.

Net interest expense was $95 million in the quarter.  Compared to the prior-year period, net interest expense decreased 11.8% or $13 million, primarily due to a lower weighted average interest rate on outstanding debt.

The average diluted share count decreased 1.8% compared to the prior-year period to 482 million, driven by the company’s share repurchase activity in prior quarters.

In the quarter, net income attributable to Conagra Brands decreased 27.3% to $275 million, or $0.57 per diluted share.  Adjusted net income attributable to Conagra Brands decreased 22.8% to $306 million, or $0.64 per diluted share, in the quarter.  The decreases were driven primarily by the decrease in gross profit. The combination of higher than expected inflation, investments to service orders, and additional transitory costs is estimated to have impacted adjusted EPS by approximately $0.04 to $0.06 in the quarter.

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Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, decreased 17.9% to $585 million in the quarter, primarily driven by the decrease in adjusted gross profit.

Grocery & Snacks Segment Second Quarter Results

Net sales for the Grocery & Snacks segment decreased 1.4% to $1.3 billion in the quarter reflecting:

•	a 0.8% decrease from the impact of the Sold Businesses; and
•	a 0.6% decrease in organic net sales.

On an organic net sales basis, volume decreased 5.3% and price/mix increased 4.7%.  The volume decline was primarily due to lapping the prior year’s surge in at-home food demand from the COVID-19 pandemic.  Price/mix was primarily driven by favorability in inflation-driven pricing coupled with favorable brand mix. In the quarter, the company gained share in staples categories such as beans, and in snacking categories, including popcorn and seeds.

Operating profit for the segment decreased 21.2% to $249 million in the quarter.  Adjusted operating profit decreased 14.1% to $274 million, primarily driven by cost of goods inflation, the organic net sales decline, incremental transitory supply chain costs, and the lost profit from the Sold Businesses. These negative impacts were partially offset by supply chain realized productivity, cost synergies associated with the Pinnacle Foods acquisition, and lower COVID-19 pandemic-related expenses.

Refrigerated & Frozen Segment Second Quarter Results

Net sales for the Refrigerated & Frozen segment increased 3.0% to $1.3 billion in the quarter reflecting:

•	a 0.9% decrease from the impact of the Sold Businesses; and
•	a 3.9% increase in organic net sales.

On an organic net sales basis, volume decreased 4.7% and price/mix increased 8.6%.  The volume decline was primarily due to lapping the prior year’s surge in at-home food demand from the COVID-19 pandemic.  The price/mix increase was driven by favorable brand mix and favorability in inflation-driven pricing. In the quarter, the company gained share in categories such as frozen single serve meals, whipped topping, and frozen desserts.

Operating profit for the segment decreased 36.3% to $168 million in the quarter.  Adjusted operating profit decreased 30.4% to $189 million primarily due to cost of goods sold inflation, additional investments the company made to service orders, increased A&P investment, and the lost profit from the Sold Businesses. These impacts were partially offset by the benefits of supply chain realized productivity, higher organic net sales, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition.

International Segment Second Quarter Results

Net sales for the International segment increased 5.0% to $262 million in the quarter reflecting:

•	a 0.1% decrease from the impact of the Sold Businesses,
•	a 3.0% increase from the favorable impact of foreign exchange; and
•	a 2.1% increase in organic net sales.

On an organic net sales basis, volume decreased 5.8% and price/mix increased 7.9%. Volume decreased primarily due to lapping the prior year’s surge in demand from the COVID-19 pandemic. The price/mix increase was driven by inflation-driven pricing and favorable product mix.

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Operating profit for the segment decreased 5.8% to $37 million in the quarter.  Adjusted operating profit decreased 5.9% to $37 million as the negative impacts of cost of goods sold inflation and increased A&P investment more than offset the benefits from favorable foreign exchange, supply chain realized productivity, and higher organic net sales.

Foodservice Segment Second Quarter Results

Net sales for the Foodservice segment increased 14.9% to $246 million in the quarter reflecting:

•	a 0.3% decrease from the impact of the Sold Businesses; and
•	a 15.2% increase in organic net sales.

On an organic net sales basis, volume increased 9.1% as restaurant traffic continued to improve from the impacts of the COVID-19 pandemic. Price/mix was favorable at 6.1% in the quarter driven by inflation-driven pricing and favorable product mix.

Operating profit for the segment decreased 39.1% to $14 million and adjusted operating profit decreased 18.1% to $19 million in the quarter as the impacts of cost of goods sold inflation more than offset the benefits of higher organic net sales and favorable supply chain realized productivity.

Other Second Quarter Items

Corporate expenses decreased 47.0% to $59 million in the quarter primarily from lapping incremental expenses related to the extinguishment of debt in the prior year period. Adjusted corporate expense increased 10.1% to $71 million in the quarter driven by increased employee related costs.

Pension and post-retirement non-service income was $16 million in the quarter compared to $14 million of income in the prior-year period.

In the quarter, equity method investment earnings were $30 million.  The $7 million increase was primarily driven by favorable market conditions for the Ardent Mills joint venture.

In the quarter, the effective tax rate was 23.4% compared to 17.6% in the prior-year period.  The adjusted effective tax rate was 22.9% compared to 23.2% in the prior-year period.

In the quarter, the company paid a dividend of $0.3125 per share, the first dividend payment at the increased rate.

Outlook

The company is reiterating its adjusted EPS guidance for fiscal 2022 and updating its organic net sales and adjusted operating margin guidance. The outlook reflects expectations for continued top line strength, and higher cost of goods sold inflation, and the timing effect of additional pricing actions.

The company previously shared its expectations that consumer demand for its retail products would remain elevated versus historical levels throughout fiscal 2022, as consumers have developed new habits during the COVID-19 pandemic. Given the trends to date, including stronger-than-expected consumer demand and lower-than-anticipated elasticities of demand, as well as additional planned pricing actions, organic net sales growth is now expected to be higher than previously anticipated.

The company also continues to experience elevated cost of goods sold inflation, the rate of which was higher than expected during the second quarter of fiscal 2022. The company has taken, and plans to continue taking, a variety of actions to counteract the impact of this inflation, including incremental pricing actions and cost

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savings measures. The company continues to expect that the timing of the associated benefits from these margin lever actions will increase as the fiscal year progresses and, as a result, the company continues to expect margins to improve in the second half of the fiscal year.

The Company's updated fiscal 2022 guidance is as follows:

•	Organic net sales growth is expected to be approximately +3% versus prior guidance of approximately +1%
•	Gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) is expected to be approximately 14% versus prior guidance of approximately 11%
•	Adjusted operating margin is expected to be approximately 15.5% versus prior guidance of approximately 16%
•	Adjusted EPS is expected to be approximately $2.50, representing no change to prior guidance.

The above guidance is the company’s best estimate of its expected financial performance in fiscal 2022. The company’s ultimate fiscal 2022 performance will be highly dependent on factors including, without limitation:

•	how consumers purchase food as foodservice establishments continue to reopen and people return to in-office work and in-person school;
•	the cost of goods sold inflation the company experiences;
•	consumers’ response to inflation-driven price increases; and
•	the ability of the end-to-end supply chain to continue to operate effectively as the COVID-19 pandemic continues to evolve.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable.  Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.57 EPS for the second quarter of fiscal 2022 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.02 per diluted share of net expense related to restructuring plans
•	Approximately $0.02 per diluted share of net benefit related to legal matters
•	Approximately $0.01 per diluted share of net benefit related to proceeds received from the sale of a legacy investment
•	Approximately $0.07 per diluted share of net expense related to impairment on businesses held for sale
•	Approximately $0.01 per diluted share of net impact due to rounding

The following are included in the $0.77 EPS for the second quarter of fiscal 2021 (EPS amounts are rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

•	Approximately $0.03 per diluted share of net expense related to restructuring plans
•	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
•	Approximately $0.01 per diluted share of net benefit related to the gain on divestiture of a business
•	Approximately $0.07 per diluted share of net expense related to the early extinguishment of debt
•	Approximately $0.05 per diluted share of net benefit related to a release of a valuation allowance on our capital loss carryforward
•	Approximately $0.01 per diluted share of net impact due to rounding

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Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week.  All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company’s core operating results.  These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization.  References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

References to two-year compounded annualized numbers are calculated as: ([(1 + current year period’s growth rate) * (1 + prior year period’s growth rate)] ^ 0.5) – 1.

Please note that certain prior year amounts have been reclassified to conform with current year presentation

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results.  The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 3428984. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community.  A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until January 6, 2023.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Marie Callender's®, Banquet®, Healthy Choice®, Slim Jim®, Reddi-wip®, and Vlasic®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

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Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods Inc. (the Pinnacle acquisition) may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated; the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers and employees; risks related to our forecasts of consumer eat-at-home habits as the impacts of the COVID-19 pandemic abate; risks related to the availability and prices of supply chain resources, including raw materials, packaging, and transportation including any negative effects caused by changes in inflation rates, weather conditions, or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks related to a material failure in or breach of our or our vendors’ information technology systems; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, two-year compounded annualized organic net sales, two-year compounded annualized adjusted EPS, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

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Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted EPS, are forward-looking.  Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents.  Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 28, 2021	November 29, 2020	Percent Change
Net sales	$3,058.9	$2,995.2	2.1%
Costs and expenses:
Cost of goods sold	2,304.1	2,106.3	9.4%
Selling, general and administrative expenses	345.4	357.7	(3.5)%
Pension and postretirement non-service income	(16.1)	(13.7)	17.7%
Interest expense, net	94.9	107.7	(11.8)%
Income before income taxes and equity method investment earnings	330.6	437.2	(24.4)%
Income tax expense	84.2	80.7	4.3%
Equity method investment earnings	29.5	23.0	28.3%
Net income	$275.9	$379.5	(27.3)%
Less: Net income attributable to noncontrolling interests	0.4	0.6	(23.2)%
Net income attributable to Conagra Brands, Inc.	$275.5	$378.9	(27.3)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.57	$0.77	(26.0)%
Weighted average shares outstanding	480.2	489.1	(1.8)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.57	$0.77	(26.0)%
Weighted average share and share equivalents outstanding	481.9	490.9	(1.8)%

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER YEAR TO DATE
	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	November 28, 2021	November 29, 2020	Percent Change
Net sales	$5,712.2	$5,674.1	0.7%
Costs and expenses:
Cost of goods sold	4,284.0	3,975.0	7.8%
Selling, general and administrative expenses	655.5	658.0	(0.4)%
Pension and postretirement non-service income	(32.2)	(27.5)	17.0%
Interest expense, net	189.1	221.4	(14.6)%
Income before income taxes and equity method investment earnings	615.8	847.2	(27.3)%
Income tax expense	153.9	167.4	(8.1)%
Equity method investment earnings	49.7	29.5	68.5%
Net income	$511.6	$709.3	(27.9)%
Less: Net income attributable to noncontrolling interests	0.7	1.4	(50.5)%
Net income attributable to Conagra Brands, Inc.	$510.9	$707.9	(27.8)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$1.06	$1.45	(26.9)%
Weighted average shares outstanding	480.3	488.6	(1.7)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$1.06	$1.44	(26.4)%
Weighted average share and share equivalents outstanding	482.1	490.3	(1.7)%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	November 28, 2021	May 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$68.7	$79.2
Receivables, less allowance for doubtful accounts of $3.0 and $3.2	977.2	793.9
Inventories	1,858.7	1,709.7
Prepaid expenses and other current assets	111.1	95.0
Current assets held for sale	23.6	24.3
Total current assets	3,039.3	2,702.1
Property, plant and equipment, net	2,622.8	2,572.0
Goodwill	11,332.0	11,338.9
Brands, trademarks and other intangibles, net	4,092.2	4,124.6
Other assets	1,441.0	1,344.7
Noncurrent assets held for sale	64.7	113.3
	$22,592.0	$22,195.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$585.8	$707.4
Current installments of long-term debt	270.6	23.1
Accounts payable	1,596.9	1,655.9
Accrued payroll	114.6	175.2
Other accrued liabilities	707.4	743.0
Current liabilities held for sale	1.7	1.6
Total current liabilities	3,277.0	3,306.2
Senior long-term debt, excluding current installments	8,527.8	8,275.2
Other noncurrent liabilities	2,027.9	1,979.6
Noncurrent liabilities held for sale	2.4	3.2
Total stockholders' equity	8,756.9	8,631.4
	$22,592.0	$22,195.6

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Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twenty-Six Weeks Ended
	November 28, 2021	November 29, 2020
Cash flows from operating activities:
Net income	$511.6	$709.3
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	193.5	193.0
Asset impairment charges	41.6	3.9
Loss on extinguishment of debt	—	44.3
Gain on divestitures	—	(5.3)
Equity method investment earnings in excess of distributions	(24.2)	(8.4)
Stock-settled share-based payments expense	14.3	30.9
Contributions to pension plans	(4.9)	(20.7)
Pension benefit	(25.5)	(19.1)
Other items	(14.5)	14.2
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(183.3)	(88.3)
Inventories	(148.4)	(247.2)
Deferred income taxes and income taxes payable, net	(13.9)	(39.9)
Prepaid expenses and other current assets	(10.4)	(39.8)
Accounts payable	(14.1)	111.2
Accrued payroll	(60.6)	(58.0)
Other accrued liabilities	0.9	(67.9)
Deferred employer payroll taxes	—	29.2
Net cash flows from operating activities	262.1	541.4
Cash flows from investing activities:
Additions to property, plant and equipment	(257.5)	(282.0)
Sale of property, plant and equipment	9.9	1.0
Purchase of marketable securities	(1.9)	(4.1)
Sale of marketable securities	1.9	6.0
Proceeds from divestitures, net of cash divested	0.1	8.6
Other items	3.3	-
Net cash flows from investing activities	(244.2)	(270.5)
Cash flows from financing activities:
Issuance of short-term borrowings, maturities greater than 90 days	392.6	298.6
Repayment of short-term borrowings, maturities greater than 90 days	(249.8)	—
Net issuance (repayment) of other short-term borrowings	(264.4)	68.9
Issuance of long-term debt	499.1	988.2
Repayment of long-term debt	(29.4)	(1,881.7)
Debt issuance costs	(2.5)	(5.4)
Repurchase of Conagra Brands, Inc. common shares	(50.0)	—
Payment of intangible asset financing arrangement	(12.6)	(12.9)
Cash dividends paid	(282.0)	(207.3)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(17.4)	(8.4)
Other items	(7.3)	—
Net cash flows from financing activities	(23.7)	(760.0)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(5.7)	3.8
Net change in cash and cash equivalents and restricted cash	(11.5)	(485.3)
Cash and cash equivalents and restricted cash at beginning of period	80.2	554.3
Cash and cash equivalents and restricted cash at end of period	$68.7	$69.0

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Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,264.5	$1,285.9	$262.2	$246.3	$3,058.9
Impact of foreign exchange	—	—	(7.5)	—	(7.5)
Organic Net Sales	$1,264.5	$1,285.9	$254.7	$246.3	$3,051.4

Year-over-year change - Net Sales	(1.4)%	3.0%	5.0%	14.9%	2.1%
Impact of foreign exchange (pp)	—	—	(3.0)	—	(0.2)
Net sales from divested businesses (pp)	0.8	0.9	0.1	0.3	0.7
Organic Net Sales	(0.6)%	3.9%	2.1%	15.2%	2.6%

Volume (Organic)	(5.3)%	(4.7)%	(5.8)%	9.1%	(4.2)%
Price/Mix	4.7%	8.6%	7.9%	6.1%	6.8%
Q2 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,283.1	$1,248.0	$249.8	$214.3	$2,995.2
Net sales from divested businesses	(10.8)	(10.1)	(0.4)	(0.5)	(21.8)
Organic Net Sales	$1,272.3	$1,237.9	$249.4	$213.8	$2,973.4

Q2 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,283.1	$1,248.0	$249.8	$214.3	$2,995.2
Impact of foreign exchange	—	—	6.0	—	6.0
Net sales from divested businesses	(1.6)	—	—	(0.3)	(1.9)
Organic Net Sales	$1,281.5	$1,248.0	$255.8	$214.0	$2,999.3

Year-over-year change - Net Sales	12.6%	6.8%	6.6%	(23.1)%	6.2%
Impact of foreign exchange (pp)	—	—	2.5	—	0.2
Net sales from divested businesses (pp)	2.8	1.0	—	1.6	1.7
Organic Net Sales	15.4%	7.8%	9.1%	(21.5)%	8.1%

Volume (Organic)	13.7%	6.4%	6.4%	(25.4)%	6.6%
Price/Mix	1.7%	1.4%	2.7%	3.9%	1.5%
Q2 FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,139.4	$1,168.3	$234.3	$278.8	$2,820.8
Net sales from divested businesses	(29.0)	(10.3)	—	(6.3)	(45.6)
Organic Net Sales	$1,110.4	$1,158.0	$234.3	$272.5	$2,775.2

2-year compound growth	5.4%	4.9%	5.8%	(6.0)%	4.1%
Organic 2-year compound growth	7.1%	5.8%	5.5%	(4.9)%	5.3%

CONAGRA BRANDS

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY22 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$2,339.6	$2,387.7	$498.8	$486.1	$5,712.2
Impact of foreign exchange	—	—	(21.6)	—	(21.6)
Organic Net Sales	$2,339.6	$2,387.7	$477.2	$486.1	$5,690.6

Year-over-year change - Net Sales	(3.1)%	0.4%	6.4%	17.8%	0.7%
Impact of foreign exchange (pp)	—	—	(4.6)	—	(0.4)
Net sales from divested businesses (pp)	1.2	0.8	0.3	0.5	0.9
Organic Net Sales	(1.9)%	1.2%	2.1%	18.3%	1.2%

Volume (Organic)	(4.3)%	(4.3)%	(5.2)%	14.4%	(3.2)%
Price/Mix	2.4%	5.5%	7.3%	3.9%	4.4%
Q2 FY21 YTD	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$2,414.1	$2,378.6	$468.8	$412.6	$5,674.1
Net sales from divested businesses	(29.5)	(19.3)	(1.3)	(1.8)	(51.9)
Organic Net Sales	$2,384.6	$2,359.3	$467.5	$410.8	$5,622.2

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY22	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$249.2		$168.3		$37.1		$13.8		$(59.0)	$409.4
Restructuring plans	2.0		6.8		—		—		3.6	12.4
Impairment of businesses held for sale	22.4		12.0		—		4.8		—	39.2
Acquisitions and divestitures	—		—		—		—		0.6	0.6
Consulting fees on tax matters	—		1.7		—		—		—	1.7
Proceeds received from the sale of a legacy investment	—		—		—		—		(3.3)	(3.3)
Legal matters	—		—		—		—		(14.6)	(14.6)
Corporate hedging derivative losses (gains)	—		—		—		—		1.8	1.8
Adjusted Operating Profit	$273.6		$188.8		$37.1		$18.6		$(70.9)	$447.2

Operating Profit Margin	19.7%		13.1%		14.2%		5.6%			13.4%
Adjusted Operating Profit Margin	21.6%		14.7%		14.1%		7.5%			14.6%
Year-over-year % change - Operating Profit	(21.2)%		(36.3)%		(5.8)%		(39.1)%		(47.0)%	(22.9)%
Year-over-year % change - Adjusted Operating Profit	(14.1)%		(30.4)%		(5.9)%		(18.1)%		10.1%	(23.9)%
Year-over-year bps change - Operating Profit	(492	) bps	(809	) bps	(163	) bps	(497	) bps		(435	) bps
Year-over-year bps change - Adjusted Operating Profit	(320	) bps	(707	) bps	(164	) bps	(304	) bps		(500	) bps

Q2 FY21	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$316.1		$264.3		$39.5		$22.6		$(111.3)	$531.2
Restructuring plans	7.8		7.2		—		—		5.7	20.7
Acquisitions and divestitures	—		—		—		—		0.5	0.5
Gain on divestiture of a business	(5.3)		—		—		—		—	(5.3)
Early extinguishment of debt	—		—		—		—		44.3	44.3
Consulting fees on tax matters	—		—		—		—		(0.3)	(0.3)
Corporate hedging derivative losses (gains)	—		—		—		—		(3.3)	(3.3)
Adjusted Operating Profit	$318.6		$271.5		$39.5		$22.6		$(64.4)	$587.8

Operating Profit Margin	24.6%		21.2%		15.8%		10.6%			17.7%
Adjusted Operating Profit Margin	24.8%		21.8%		15.8%		10.6%			19.6%
Year-over-year % change - Operating Profit	19.9%		41.1%		49.3%		(40.9)%		27.0%	24.1%
Year-over-year % change - Adjusted Operating Profit	16.7%		25.6%		48.4%		(40.9)%		(9.2)%	21.7%
Year-over-year bps change - Operating Profit	149	bps	514	bps	451	bps	(319	) bps		256	bps
Year-over-year bps change - Adjusted Operating Profit	88	bps	325	bps	445	bps	(319	) bps		250	bps
Q2 FY20	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$263.6		$187.4		$26.4		$38.4		$(87.7)	$428.1
Restructuring plans	19.2		1.2		0.2		—		14.6	35.2
Acquisitions and divestitures	2.3		—		—		—		(1.2)	1.1
Impairment of a business held for sale	—		27.6		—		—		—	27.6
Gain on divestiture of businesses	(0.2)		—		—		—		—	(0.2)
Contract settlement gain	(12.0)		—		—		—		—	(12.0)
Legal matters	—		—		—		—		(1.5)	(1.5)
Environmental matters	—		—		—		—		6.6	6.6
Corporate hedging derivative losses (gains)	—		—		—		—		(1.8)	(1.8)
Adjusted Operating Profit	$272.9		$216.2		$26.6		$38.4		$(71.0)	$483.1

Operating Profit Margin	23.1%		16.0%		11.3%		13.8%			15.2%
Adjusted Operating Profit Margin	23.9%		18.5%		11.3%		13.8%			17.1%

2-year compound growth - reported	(2.8)%	(5.2)%	18.6%	(40.0)%	(18.0)%	(2.2)%
2-year compound growth - adjusted	0.1%	(6.5)%	18.2%	(30.4)%	—	(3.8)%

CONAGRA BRANDS

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY22 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$465.1		$325.9		$71.2		$34.1		$(123.6)	$772.7
Restructuring plans	6.1		11.8		—		0.3		10.0	28.2
Impairment of businesses held for sale	22.4		12.0		—		4.8		—	39.2
Acquisitions and divestitures	—		—		—		—		1.6	1.6
Consulting fees on tax matters	—		1.7		—		—		—	1.7
Proceeds received from the sale of a legacy investment	—		—		—		—		(3.3)	(3.3)
Legal matters	—		—		—		—		(14.6)	(14.6)
Corporate hedging derivative losses (gains)	—		—		—		—		(3.4)	(3.4)
Adjusted Operating Profit	$493.6		$351.4		$71.2		$39.2		$(133.3)	$822.1

Operating Profit Margin	19.9%		13.6%		14.3%		7.0%			13.5%
Adjusted Operating Profit Margin	21.1%		14.7%		14.3%		8.1%			14.4%
Year-over-year % change - Operating Profit	(22.4)%		(35.4)%		(8.6)%		(29.1)%		(34.4)%	(25.8)%
Year-over-year % change - Adjusted Operating Profit	(19.8)%		(32.0)%		(8.5)%		(18.5)%		2.1%	(27.1)%
Year-over-year bps change - Operating Profit	(494	) bps	(756	) bps	(235	) bps	(464	) bps		(482	) bps
Year-over-year bps change - Adjusted Operating Profit	(441	) bps	(703	) bps	(232	) bps	(360	) bps		(549	) bps
Q2 FY21 YTD	Grocery & Snacks		Refrigerated & Frozen		International		Foodservice		Corporate Expense	Total Conagra Brands
Operating Profit	$599.2		$504.4		$78.0		$48.0		$(188.5)	$1,041.1
Restructuring plans	21.7		12.9		(0.1)		—		12.1	46.6
Acquisitions and divestitures	—		—		—		—		3.2	3.2
Gain on divestiture of a business	(5.3)		—		—		—		—	(5.3)
Early extinguishment of debt	—		—		—		—		44.3	44.3
Consulting fees on tax matters	—		—		—		—		1.2	1.2
Legal matters	—		—		—		—		(2.0)	(2.0)
Corporate hedging derivative losses (gains)	—		—		—		—		(0.8)	(0.8)
Adjusted Operating Profit	$615.6		$517.3		$77.9		$48.0		$(130.5)	$1,128.3

Operating Profit Margin	24.8%		21.2%		16.6%		11.7%			18.3%
Adjusted Operating Profit Margin	25.5%		21.7%		16.6%		11.7%			19.9%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY22	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$754.8		$345.4		$409.4		$330.6	$84.2	23.4%	$275.5	$0.57
% of Net Sales	24.7%		11.3%		13.4%
Restructuring plans	9.9		2.5		12.4		12.4	3.1		9.3	0.02
Acquisitions and divestitures	—		0.6		0.6		0.6	0.1		0.5	—
Corporate hedging derivative losses (gains)	1.8		—		1.8		1.8	0.4		1.4	—
Advertising and promotion expenses [2]	—		71.4		—		—	—		—	—
Consulting fees on tax matters	—		1.7		1.7		1.7	0.5		1.2	—
Legal matters	—		(14.6)		(14.6)		(14.6)	(3.6)		(11.0)	(0.02)
Proceeds received from the sale of a legacy investment	—		(3.3)		(3.3)		(3.3)	(0.5)		(2.8)	(0.01)
Impairment of businesses held for sale	—		39.2		39.2		39.2	7.0		32.2	0.07
Rounding	—		—		—		—	—		—	0.01
Adjusted	$766.5		$247.9		$447.2		$368.4	$91.2	22.9%	$306.3	$0.64
% of Net Sales	25.1%		8.1%		14.6%
Year-over-year % of net sales change - reported	(500	) bps	(65	) bps	(435	) bps
Year-over-year % of net sales change - adjusted	(483	) bps	(4	) bps	(500	) bps

Year-over-year change - reported	(15.1)%		(3.5)%		(22.9)%		(24.4)%	4.3%		(27.3)%	(26.0)%
Year-over-year change - adjusted	(14.4)%		1.7%		(23.9)%		(25.4)%	(23.9)%		(22.8)%	(21.0)%

Q2 FY21	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$888.9		$357.7		$531.2		$437.2	$80.7	17.6%	$378.9	$0.77
% of Net Sales	29.7%		11.9%		17.7%
Restructuring plans	9.5		11.2		20.7		20.7	5.3		15.4	0.03
Acquisitions and divestitures	—		0.5		0.5		0.5	0.1		0.4	—
Corporate hedging derivative losses (gains)	(3.3)		—		(3.3)		(3.3)	(0.8)		(2.5)	(0.01)
Advertising and promotion expenses [2]	—		63.6		—		—	—		—	—
Gain on divestiture of a business	—		(5.3)		(5.3)		(5.3)	(1.8)		(3.5)	(0.01)
Early extinguishment of debt	—		44.3		44.3		44.3	11.1		33.2	0.07
Consulting fees on tax matters	—		(0.3)		(0.3)		(0.3)	(0.1)		(0.2)	—
Capital loss valuation allowance adjustment	—		—		—		—	25.3		(25.3)	(0.05)
Rounding	—		—		—		—	—		—	0.01
Adjusted	$895.1		$243.7		$587.8		$493.8	$119.8	23.2%	$396.4	$0.81
% of Net Sales	29.9%		8.1%		19.6%
Year-over-year % of net sales change - reported	139	bps	(116	) bps	256	bps
Year-over-year % of net sales change - adjusted	139	bps	(107	) bps	250	bps

Year-over-year change - reported	11.4%		(3.3)%		24.1%		37.5%	(3.9)%		45.4%	45.3%
Year-over-year change - adjusted	11.4%		(6.2)%		21.7%		32.4%	27.4%		29.5%	28.6%

Q2 FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$797.9	$369.8	$428.1	$318.0	$84.1	24.3%	$260.5	$0.53
% of Net Sales	28.3%	13.1%	15.2%
Restructuring plans	7.6	27.6	35.2	35.2	7.7		27.5	0.06
Acquisitions and divestitures	—	1.1	1.1	1.1	0.3		0.8	—
Corporate hedging derivative losses (gains)	(1.8)	—	(1.8)	(1.8)	(0.5)		(1.3)	—
Advertising and promotion expenses [2]	—	60.7	—	—	—		—	—
Adjustment to gain on Ardent JV asset sale	—	—	—	—	0.2		0.4	—
Impairment of a business held for sale	—	27.6	27.6	27.6	2.2		25.4	0.05
Contract settlement gain	—	(12.0)	(12.0)	(12.0)	(3.0)		(9.0)	(0.02)
Legal matters	—	(1.5)	(1.5)	(1.5)	(0.4)		(1.1)	—
Environmental matters	—	6.6	6.6	6.6	1.6		5.0	0.01
Loss on divestiture of businesses	—	(0.2)	(0.2)	(0.2)	(0.7)		0.5	—
Unusual tax items	—	—	—	—	2.6		(2.6)	(0.01)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$803.7	$259.9	$483.1	$373.0	$94.1	23.4%	$306.1	$0.63
% of Net Sales	28.5%	9.2%	17.1%

2-year compound growth - reported	3.7%
2-year compound growth - adjusted	0.8%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q2 FY22 YTD	Gross profit		Selling, general and administrative expenses		Operating profit [1]		Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$1,428.2		$655.5		$772.7		$615.8	$153.9	23.1%	$510.9	$1.06
% of Net Sales	25.0%		11.5%		13.5%
Restructuring plans	16.3		11.9		28.2		28.2	7.0		21.2	0.04
Acquisitions and divestitures	—		1.6		1.6		1.6	0.4		1.2	—
Corporate hedging derivative losses (gains)	(3.4)		—		(3.4)		(3.4)	(0.9)		(2.5)	(0.01)
Advertising and promotion expenses [2]	—		133.6		—		—	—		—	—
Consulting fees on tax matters	—		1.7		1.7		1.7	0.5		1.2	—
Legal matters	—		(14.6)		(14.6)		(14.6)	(3.6)		(11.0)	(0.02)
Proceeds received from the sale of a legacy investment	—		(3.3)		(3.3)		(3.3)	(0.5)		(2.8)	(0.01)
Impairment of businesses held for sale	—		39.2		39.2		39.2	7.0		32.2	0.07
Unusual tax items	—		—		—		—	3.6		(3.6)	(0.01)
Rounding	—		—		—		—	—		—	0.01
Adjusted	$1,441.1		$485.4		$822.1		$665.2	$167.4	23.4%	$546.8	$1.13
% of Net Sales	25.2%		8.5%		14.4%
Year-over-year % of net sales change - reported	(494	) bps	(12	) bps	(482	) bps
Year-over-year % of net sales change - adjusted	(505	) bps	3	bps	(549	) bps

Year-over-year change - reported	(15.9)%		(0.4)%		(25.8)%		(27.3)%	(8.1)%		(27.8)%	(26.4)%
Year-over-year change - adjusted	(16.1)%		1.0%		(27.1)%		(28.8)%	(24.5)%		(26.2)%	(25.2)%

Q2 FY21 YTD	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$1,699.1	$658.0	$1,041.1	$847.2	$167.4	19.1%	$707.9	$1.44
% of Net Sales	29.9%	11.6%	18.3%
Restructuring plans	19.9	26.7	46.6	46.6	11.7		34.9	0.07
Acquisitions and divestitures	—	3.2	3.2	3.2	0.8		2.4	—
Corporate hedging derivative losses (gains)	(0.8)	—	(0.8)	(0.8)	(0.2)		(0.6)	—
Advertising and promotion expenses [2]	—	109.5	—	—	—		—	—
Gain on divestiture of a business	—	(5.3)	(5.3)	(5.3)	(1.8)		(3.5)	(0.01)
Early extinguishment of debt	—	44.3	44.3	44.3	11.1		33.2	0.07
Consulting fees on tax matters	—	1.2	1.2	1.2	0.3		0.9	—
Legal matters	—	(2.0)	(2.0)	(2.0)	(0.5)		(1.5)	—
Capital loss valuation allowance adjustment	—	—	—	—	25.3		(25.3)	(0.05)
Unusual tax items	—	—	—	—	7.6		(7.6)	(0.02)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$1,718.2	$480.4	$1,128.3	$934.4	$221.7	23.0%	$740.8	$1.51
% of Net Sales	30.3%	8.5%	19.9%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

CONAGRA BRANDS

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	November 28, 2021	November 29, 2020	% Change
Net cash flows from operating activities	$262.1	$541.4	(51.6)%
Additions to property, plant and equipment	(257.5)	(282.0)	(8.7)%
Free cash flow	$4.6	$259.4	(98.2)%

	Q2FY22	Q2 FY21
Notes payable	$585.8	$368.6
Current installments of long-term debt	270.6	618.4
Senior long-term debt, excluding current installments	8,527.8	8,279.7
Total Debt	$9,384.2	$9,266.7
Less: Cash	68.7	68.0
Net Debt	$9,315.5	$9,198.7

Q2 FY22 LTM [2]
Net Debt	$9,315.5

Net income attributable to Conagra Brands, Inc.	$1,101.8
Add Back: Income tax expense	180.3
Income tax expense attributable to noncontrolling interests	(0.6)
Interest expense, net	388.1
Depreciation	328.7
Amortization	59.5
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$2,057.8
Restructuring plans [1]	32.5
Acquisitions and divestitures	4.1
Corporate hedging derivative gains	(18.2)
Consulting fees on tax matters	7.7
Gain on divestiture of businesses	(53.1)
Proceeds received from the sale of a legacy investment	(3.3)
Impairment of businesses held for sale	39.2
Legal matters	(10.0)
Early extinguishment of debt	24.4
Brand impairment charges	90.9
Adjusted EBITDA	$2,172.0

Net Debt to Adjusted LTM EBITDA	4.3

1 Excludes comparability items related to depreciation.

2 Last twelve months

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q2 FY22	Q2 FY21	% Change
Net income attributable to Conagra Brands, Inc.	$275.5	$378.9	(27.3)%
Add Back: Income tax expense	84.2	80.7
Income tax expense attributable to noncontrolling interests	(0.1)	(0.1)
Interest expense, net	94.9	107.7
Depreciation	82.2	82.8
Amortization	14.8	15.0
Earnings before interest, taxes, depreciation, and amortization	$551.5	$665.0	(17.0)%
Restructuring plans [1]	7.7	11.4
Acquisitions and divestitures	0.6	0.5
Corporate hedging derivative losses (gains)	1.8	(3.3)
Early extinguishment of debt	—	44.3
Consulting fees on tax matters	1.7	(0.3)
Proceeds received from the sale of a legacy investment	(3.3)	—
Impairment of businesses held for sale	39.2	—
Gain on divestiture of a business	—	(5.3)
Legal matters	(14.6)	—
Adjusted Earnings before interest, taxes, depreciation, and amortization	$584.6	$712.3	(17.9)%

1 Excludes comparability items related to depreciation.

	Q2 FY22 YTD	Q2 FY21 YTD	% Change
Net income attributable to Conagra Brands, Inc.	$510.9	$707.9	(27.8)%
Add Back: Income tax expense	153.9	167.4
Income tax expense attributable to noncontrolling interests	(0.2)	(0.4)
Interest expense, net	189.1	221.4
Depreciation	163.8	163.1
Amortization	29.7	29.9
Earnings before interest, taxes, depreciation, and amortization	$1,047.2	$1,289.3	(18.8)%
Restructuring plans [1]	17.2	29.7
Acquisitions and divestitures	1.6	3.2
Corporate hedging derivative losses (gains)	(3.4)	(0.8)
Early extinguishment of debt	—	44.3
Consulting fees on tax matters	1.7	1.2
Proceeds received from the sale of a legacy investment	(3.3)	—
Impairment of businesses held for sale	39.2	—
Gain on divestiture of a business	—	(5.3)
Legal matters	(14.6)	(2.0)
Adjusted Earnings before interest, taxes, depreciation, and amortization	$1,085.6	$1,359.6	(20.2)%

1 Excludes comparability items related to depreciation.